RESIDENTIAL ACCREDIT LOANS, INC.

                                    Depositor

                         RESIDENTIAL FUNDING CORPORATION

                                 Master Servicer

                 MORTGAGE ASSET-BACKED PASS-THROUGH CERTIFICATES

                                SERIES 1999-QS12

      $ 3,481,586        7.00%           Class M-1      Certificates

        $ 527,754        7.00%           Class M-2      Certificates

        $ 474,780        7.00%           Class M-3      Certificates

                       Supplement dated November 22, 1999

                                       to

                 prospectus supplement dated September 23, 1999

                                       to

                         prospectus dated March 24, 1999

                                   ______________

        PaineWebber Incorporated will offer to the public the Class M-1, Class M-2 and Class M-3 Certificates, in negotiated transactions or otherwise, directly or through dealers, at varying prices to be determined at the time of sale. PaineWebber Incorporated's commission will be the difference between the price it pays to the depositor for the Class M-1, Class M-2 and Class M-3 Certificates and the amount it receives from the sale of the Class M-1, Class M-2 and Class M-3 Certificates to the public. The proceeds to the depositor from the sale of the Class M-1, Class M-2 and Class M-3 Certificates to PaineWebber Incorporated will be approximately 94.98% of the principal balance of the Class M-1, Class M-2 and Class M-3 Certificates plus accrued interest, before deducting expenses.

        The Class M-1, Class M-2 and Class M-3 Certificates will be offered pursuant to an underwriting agreement among the depositor, the master servicer and PaineWebber Incorporated. PaineWebber Incorporated and any dealers that may participate with PaineWebber Incorporated in the resale of the Class M-1, Class M-2 and Class M-3 Certificates may receive compensation from the depositor in the form of discounts or commissions or, in the case of dealers, compensation from PaineWebber Incorporated in the form of discounts, concessions or commissions. The underwriting agreement provides that the depositor will indemnify PaineWebber Incorporated against certain civil liabilities under the Securities Act of 1933, as amended, or contribute to payments required to be made in respect thereof. There is currently no secondary market for the Class M-1, Class M-2 and Class M-3 Certificates. There can be no assurance that an active secondary market will develop, or if it does develop, that it will continue.

     This supplement may be used to offer or sell the certificates offered hereby only if accompanied by the prospectus supplement and prospectus.

     Dealers will be required to deliver a supplement, prospectus supplement and prospectus when acting as underwriters of the certificates offered hereby and with respect to their unsold allotments or subscriptions. In addition, all dealers selling the Class M-1, Class M-2 and Class M-3 Certificates, whether or not participating in this offering, may be required to deliver a supplement, prospectus supplement and prospectus until February 21, 2000.

                   -------------------------------------------

                            PAINEWEBBER INCORPORATED

                                November 22, 1999